Exhibit 23.1

March 17, 2005

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-121049) of Teleglobe Intenational Holdings Ltd of our report dated February 28, 2005 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec